EXHIBIT 99.1

For Immediate Release

Company Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces New Share Repurchase Authorization

Dallas, Texas - August 10, 2006 - Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today that its Board of Directors has approved a new share repurchase program for up to 750,000 shares of its common stock. The additional shares may be repurchased from time to time on the open market or through private transactions, subject to market conditions and other factors. The Board had previously authorized a 750,000 share repurchase program on August 12, 2004, of which slightly less than 100,000 remain to be repurchased. Frozen Food Express currently has approximately 18.3 million shares of common stock outstanding as of August 9, 2006.

Stoney M. Stubbs, Jr., Chairman and CEO, said, “We have confidence in our long-term growth prospects and ability to execute on our stated objectives. By continuing to buy back stock, especially at these levels, we are making a solid investment while building shareholder value.”

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent.  Its services extend from Canada, throughout the 48 contiguous United States, into Mexico.  The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products.  Its refrigerated less-than-truckload operation is also the largest on the North American continent.  The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks and uncertainties are detailed from time to time in reports filed by FFEX with the S.E.S., including Form 8-K, 10-Q, and 10-K.